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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement.
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2)).
[X]  Definitive Proxy Statement.
[ ]  Definitive Additional Materials.
[ ]  Soliciting Material Pursuant to Section 240.14a-12


--------------------------------------------------------------------------------

                                USG Corporation
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

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     5) Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

--------------------------------------------------------------------------------

     2) Form, Schedule or Registration Statement No.:

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     3) Filing Party:

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     4) Date Filed:

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PERSONS WHO POTENTIALLY ARE TO RESPOND TO THE COLLECTION OF INFORMATION
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SEC 1913 (02-02)

                                     -------------------------------------------
                                     USG CORPORATION
[USG LOGO]                           -------------------------------------------
                                     125 South Franklin Street
                                     -------------------------------------------
                                     Chicago, IL 60606-4678
                                     -------------------------------------------
                                     312 606-4000
                                     -------------------------------------------

April 4, 2003

Dear Fellow Stockholder:

     You are cordially invited to attend the USG Corporation annual meeting of stockholders at 9:00 a.m. on Wednesday, May 14, 2003, in USG Corporation's third-floor Business Library at 125 South Franklin Street, Chicago, Illinois. The attached Notice of Annual Meeting and proxy statement describe all known items to be acted upon by stockholders at the meeting.

     It is important that your shares are represented at the annual meeting, whether or not you plan to attend. To ensure that you will be represented, we ask you to mark, sign, date and return the enclosed proxy card or proxy voting instruction form as soon as possible. If you vote by Internet or telephone, it is not necessary for you to return your proxy card or voting instruction form. Please vote your shares as soon as possible. This is your annual meeting and your participation is important.

     If you are a registered stockholder and plan to attend the annual meeting, you will be required to present the detachable bottom portion of the enclosed proxy to gain admission. If you hold shares through a broker or other nominee, you will be required to present a current statement from that institution showing a USG shareholding or the non-voting portion of the voting instruction form you may receive through that entity. Please note that the document evidencing your shareholdings which will be used to gain entry to the meeting is non-transferable.

     Please vote your shares promptly and join us at the meeting.

Sincerely,

/s/ William C. Foote
William C. Foote
Chairman of the Board

125 South Franklin Street         USG CORPORATION         Chicago, IL 60606-4678

                            NOTICE OF ANNUAL MEETING
                                OF STOCKHOLDERS

     The USG Corporation annual meeting of stockholders will be held in its headquarters in the third floor Business Library, 125 South Franklin Street, Chicago, Illinois, 60606-4678, on Wednesday, May 14, 2003, at 9:00 a.m., Central Standard Time, for the following purposes:

     1. To elect four directors for a term of three years, pursuant to the Corporation's by-laws.

     2. To consider ratification of the appointment of Deloitte & Touche LLP as independent public accountants for the year ending 2003.

     3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     Pursuant to the Corporation's by-laws, any matter to be presented at the meeting for consideration and with a view to obtaining a vote thereon must have satisfied the procedural and legal requirements referred to in the accompanying proxy statement and must be introduced by a motion, which must be seconded, before it may be considered or before a vote on it may be taken.

     The Board of Directors has fixed the close of business on March 19, 2003, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof.

     A list of stockholders entitled to vote at the meeting and the number of shares registered in the name of each stockholder will be available for examination by any stockholder at the office of the Corporate Secretary of the Corporation, 125 South Franklin Street, Chicago, Illinois, 60606-4678, during ordinary business hours beginning April 30, 2003, and running throughout the course of the meeting.

                                         By order of the Board of Directors

                                         /s/ J. E. Schaal
                                         J. E. SCHAAL
                                         Corporate Secretary
April 4, 2003

        IMPORTANT! PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY
         PROMPTLY USING THE ENCLOSED ENVELOPE -- EXCEPT IF YOU VOTE BY
                           TELEPHONE OR THE INTERNET.

                           PROXY STATEMENT AND PROXY

     This proxy statement has been prepared by the management of USG Corporation (the "Corporation"). It is being furnished to stockholders in connection with the solicitation of proxies by the Board of Directors (the "Board") for use at the Corporation's annual meeting of stockholders to be held on May 14, 2003, and any adjournment or postponement thereof. The notice of the annual meeting accompanies this proxy statement. The Corporation intends to commence distribution of this proxy statement together with the notice, proxy, and any accompanying materials, on or about April 4, 2003.

     The Board has selected the close of business on March 19, 2003 (the "Record Date"), as the time for determining the holders of record of the Corporation's common stock, par value $0.10 per share (the "Common Stock"), entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof. On the Record Date, the Corporation had outstanding 43,036,758 shares of Common Stock, and those are the only securities of the Corporation entitled to vote at the annual meeting or any adjournment or postponement thereof. A majority of the shares entitled to vote at the meeting will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be counted for purposes of determining whether there is a quorum.

     Each share of Common Stock outstanding on the Record Date is entitled to one vote on each proposal. In the election of directors, each stockholder has the right to vote the number of shares owned by such stockholder for as many persons as there are directors to be elected. The affirmative vote of the holders of a majority of the stock entitled to vote and present in person or represented by proxy is required for election of directors and for ratification of the appointment of independent public accountants. Broker non-votes (i.e., the failure to vote shares held of record by nominees due to a lack of both discretionary authority and instructions from the beneficial owners) with respect to any matter are not considered part of the "voting power present" with respect to such matter and will not affect the outcome of the vote on such matter. Abstentions are not treated as votes cast for or against the election of directors or a particular matter, as the case may be, but they are treated as part of the "voting power present" with respect to such matter and therefore have the same legal effect as a vote against such matter. Stockholders whose shares are held in their name may vote by proxy through the mail, telephone or Internet by following the instructions included with their proxy card. Stockholders whose shares are held in "street name" may vote by proxy by following the instructions included with their voting instruction card.

     Any persons whose shares are held in their name may revoke their proxies at any time before it has been voted by (i) giving written notice of revocation to the Corporate Secretary of the Corporation, (ii) submitting to the Corporation a valid proxy voting the same shares and having a later date, or (iii) voting by ballot at the annual meeting. Any persons whose shares are held in "street name" must contact their broker or nominee to revoke their proxies.

     All proxies received (and not revoked) pursuant to this solicitation will be voted by the individuals named in the proxy, except for matters where authority to vote is specifically withheld and except for matters on which the person solicited specifies a choice, in which case the proxy will be voted in accordance with such specification. If no instructions are given and authority is not withheld, the individuals named in the proxy solicited by the Board of Directors intend to vote FOR the director nominees named below and the ratification of the appointment of the independent public accountants.

     The Northern Trust Company, as trustee of the USG Corporation Investment Plan (the "Plan"), held of record 579,236 shares of Common Stock on the Record Date, or approximately 1.35% of all shares outstanding. It is intended that shares held by the Plan as of the record date for the USG Corporation annual meeting will be voted in accordance with instructions given by Plan participants. It is intended that shares that are not yet allocated and shares as to which no instructions are received will be voted by The Northern Trust Company proportionately to reflect the results indicated by participant directions in the same proportion as those shares for which instructions are received. The Northern Trust Company shall act as provided above unless it is required to act otherwise by applicable law. Plan participants may revoke previously given voting instructions by filing with the Trustee's tabulating agent (Computershare Investor Services, Attn: Proxy Unit, 7600 Grant Street, Burr Ridge, IL 60521-7275) either a written notice of revocation or a properly completed and signed proxy card bearing a later date.

     Except as otherwise expressly indicated, all information in this proxy statement is provided as of the Record Date.

                             PRINCIPAL STOCKHOLDERS

     The following table lists the beneficial ownership of Common Stock, with respect to all persons known by the Corporation to be the beneficial owner of more than 5% of the Common Stock outstanding on the Record Date. The information shown was provided by the respective persons pursuant to Schedules 13D or 13G as filed with the Securities and Exchange Commission (the "SEC").

NAME AND ADDRESS                               AMOUNT OF
OF BENEFICIAL OWNER                       BENEFICIAL OWNERSHIP   PERCENT OF CLASS
-------------------                       --------------------   ----------------
Berkshire Hathaway Inc.(a)..............       6,500,000              15.03%
1440 Kiewit Plaza
Omaha, NE 68131
Gebr. Knauf Verwaltungsgellschaft
  KG(b).................................       4,300,878               9.94%
Am Bahnhof 7
97346 Iphofen
Federal Republic of Germany
Royce & Associates, LLC(c)..............       2,589,200               5.99%
1414 Avenue of the Americas
New York, NY 10019

---------------
(a) Berkshire Hathaway Inc., a Delaware corporation, with Warren E. Buffett, an individual who reported he may be deemed to control Berkshire Hathaway, Inc., OBH, Inc., a Delaware corporation, and National Indemnity Company, a Nebraska insurance corporation, each has shared voting and dispositive power with respect to all such shares.

    Under the Corporation's stockholder rights plan, if an acquiring stockholder buys 15% or more of the Corporation's outstanding common stock, the rights of other stockholders to buy additional shares of the Corporation at a 50% discount are activated. Berkshire Hathaway, Inc.'s stockholder's ownership interest reached 15% or more as a result of the Corporation's reacquisition of outstanding shares in February 2002; however, the increase in percentage ownership resulting from reacquisition of performance-based restricted shares which were not earned as a result of non-attainment of requisite performance criteria do not activate the special purchase rights of the other stockholders. The acquiring stockholder generally may not thereafter acquire any additional shares without invoking these special rights.

(b) Gebr. Knauf Verwaltungsgellschaft KG, a limited partnership organized under the laws of Germany, has sole voting and dispositive power with respect to all such shares.

(c) Royce & Associates, LLC, an institutional investment manager, has sole voting and dispositive power with respect to all such shares.

                             ELECTION OF DIRECTORS

     The Board currently is composed of 11 directors, divided into three classes, two of which currently have four members each, the other having three members. Each class is elected for a three-year term. One class of four directors will be elected at the annual meeting of stockholders on May 14, 2003. The remaining classes will be elected in 2004 and 2005, respectively.

     The four candidates nominated by the Board for election as directors at the annual meeting of stockholders on May 14, 2003, are identified below. If any nominee identified below should for any reason become unavailable prior to the meeting, which the Board does not anticipate, the Board, prior to the meeting, will either (i) reduce the size of the Board to eliminate the position for which that person was nominated, or (ii) nominate a new candidate in place of any such person and vote in favor of the new candidate all shares represented by proxies received by the Board, unless authority to vote for all candidates nominated by the Board is withheld.

     A provision in the Corporation's by-laws requires that a person serving both as a director and an officer shall not continue to serve as a director beyond the date such person ceases to be an officer. Another by-law provision that required a director who is not an officer or employee retire from Board service at the end of the first annual meeting of stockholders following such director's 70th birthday has been waived by resolution of the Board in order to promote continuity during the Corporation's Chapter 11 proceedings.

     Information shown for nominees and directors has been furnished to the Corporation by such nominees and directors.

                NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
                    FOR A THREE-YEAR TERM TO EXPIRE IN 2006

     KEITH A. BROWN, 51, President of Chimera Corporation, a private management holding company. He also is a director of Myers Industries, Inc. Mr. Brown has been a director of the Corporation since May 1993, and is a member of the Board's Audit, Finance, and Corporate Affairs Committees.

     JAMES C. COTTING, 69, retired Chairman and Chief Executive Officer of Navistar International Corporation, truck and diesel engine manufacturing and financial services. Mr. Cotting is a member of the Board of Governors of the Chicago Stock Exchange. Mr. Cotting has been a director of the Corporation since 1987, is a member of the Board's Executive and Corporate Affairs Committees and chairs its Finance Committee.

     W. DOUGLAS FORD, 59, retired Chief Executive, Refining & Marketing, of BP Amoco p.l.c. and Executive Vice President of BP Amoco p.l.c. and its predecessor, Amoco Corporation. He is a director of UAL Corporation and is a Trustee of the University of Notre Dame. Mr. Ford was elected a director of the Corporation in November 1996, and is a member of the Board's Executive, Compensation and Organization, and Corporate Affairs Committees.

     JOHN B. SCHWEMM, 68, retired Chairman and Chief Executive Officer of R.R. Donnelley & Sons Company, commercial and financial printing. He is a director of Walgreen Co. and William Blair Mutual Funds and is a Life Trustee of Northwestern University. Mr. Schwemm has been a director of the Corporation since May 1988, and is a member of the Board's Executive, Audit, and Compensation and Organization Committees.

                    RECOMMENDATION OF THE BOARD OF DIRECTORS
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES LISTED
                                     ABOVE.

                      DIRECTORS WHOSE TERMS EXPIRE IN 2004

     LAWRENCE M. CRUTCHER, 60, Managing Director of Veronis Suhler Stevenson, investment bankers and private equity fund managers. Mr. Crutcher has been a director of the Corporation since May 1993 and is a member of the Board's Finance and Corporate Affairs Committees and chairs its Governance Committee.

     WILLIAM C. FOOTE, 52, Chairman, President and Chief Executive Officer. He joined the Corporation in January 1984. Mr. Foote is a director of GATX Corporation and Walgreen Co. He is a director of Northwestern Memorial Hospital and is a trustee of the Museum of Science and Industry. He has been a director of the Corporation since March 1994, and chairs the Board's Executive Committee.

     JUDITH A. SPRIESER, 49, Chief Executive Officer of Transora, Inc., business-to-business transaction site for the global consumer products industry. Ms. Sprieser was with Sara Lee Corporation, packaged food and consumer products and served as Executive Vice President and Chief Executive Officer of its foods and foodservice segments, Executive Vice President and Chief Financial Officer, and Senior Vice President and Chief Financial Officer. She is a director of Transora, Inc. and Allstate Insurance Company, and is a trustee of Northwestern University. Ms. Sprieser has been a director of the Corporation since February 1994, and is a member of the Board's Compensation and Organization, Finance, and Governance Committees and chairs its Audit Committee.

                      DIRECTORS WHOSE TERMS EXPIRE IN 2005

     ROBERT L. BARNETT, 62, Executive Vice President, Motorola Corporation; President, Commercial Governmental and Industrial Solutions Sector, Motorola Corporation; previously President, Land Mobile Products Sector, Motorola Corporation; Vice President and General Manager, iDEN Group, Motorola Corporation. He is a director of Johnson Controls, Inc. and Central Vermont Public Service Corporation, and is a member of the Advisory Council of the Robert R. McCormick School of Engineering and Applied Science at Northwestern University and of the Illinois University Electrical Engineering and Computer Science Industrial Advisory Board. He also is affiliated with the Institute of Electrical and Electronics Engineers. Mr. Barnett has been a director of the Corporation since May 1990, and is a member of the Board's Audit and Governance Committees and chairs its Corporate Affairs Committee.

     DAVID W. FOX, 71, retired Chairman and Chief Executive Officer and President of Northern Trust Corporation and The Northern Trust Company, banking and financial services. Mr. Fox is a former director of The Federal Reserve Bank of Chicago and the Chicago Central Area Committee. He is a former Public Governor and past Chairman of the Chicago Stock Exchange, a director and past Chairman of Northwestern Memorial Hospital, and a trustee of the Adler Planetarium, The Orchestral Association, and DePaul University. He also is a trustee of the Equitable Advisors Trust in New York. Mr. Fox has been a director of the Corporation since May 1987, and is a member of the Board's Executive, Finance, and Governance Committees and chairs its Compensation and Organization Committee.

     VALERIE B. JARRETT, 46, is a Managing Director and the Executive Vice President of The Habitat Company. Ms. Jarrett is Chairman of the Chicago Transit Board, Vice Chairman of the University of Chicago Hospitals Board of Trustees, the Executive Council of the Chicago Metropolis 2020 and the Local Initiative Support Corporation Advisory Board, and President of the Board of the Southeast Chicago Commission. She also is a director of The Chicago Stock Exchange, Harris Insight Funds, Navigant Consulting, Inc., The Joyce Foundation, The Commercial Club of Chicago, the Chicagoland Chamber of Commerce, the Regional Transportation Authority, The Metropolitan Planning Council, and The University of Chicago Laboratory Schools. Ms. Jarrett is a Trustee of The University of Chicago, the Museum of Science and Industry, and Window to the World Communications, Inc. Ms. Jarrett has been a director of the Corporation since August 1998, and is a member of the Board's Compensation and Organization, Governance, and Corporate Affairs Committees.

     MARVIN E. LESSER, 61, Managing Partner of Sigma Partners, L.P., a private investment partnership, and President of Alpina Management, L.L.C., an investment advisor. Mr. Lesser is also a private consultant. He is a director of Pioneer Companies, Inc. and St. Moritz 2000 Fund, Ltd. Mr. Lesser has been a director of the Corporation since May 1993, and is a member of the Board's Audit, Finance, and Governance Committees.

Meetings of the Board of Directors

     The Board held six meetings during 2002, and the standing committees of the Board held an aggregate of 17 meetings during the year. Each director, except for Mr. Barnett, attended at least 75% of the aggregate number of meetings in 2002 of the Board and the Board committees on which he or she served.

Committees of the Board of Directors

     The Board has established an Executive Committee, consisting of William C. Foote, as Chairman, and James C. Cotting, W. Douglas Ford, David W. Fox and John
B. Schwemm, which is authorized to the extent permitted by law, to exercise the power of the Board with respect to the management of the business and affairs of the Corporation between Board meetings. The Committee did not meet in 2002. The other standing committees of the Board are the Audit, Compensation and Organization, Finance, Corporate Affairs, and Governance Committees.

     The Audit Committee has ongoing responsibilities to assist the Board in monitoring the integrity of the financial statements of the Corporation, the Corporation's compliance with financial reporting and related legal and statutory requirements, and the independence and performance of the Corporation's internal and external auditors and the other responsibilities set forth in the Committee's written charter adopted by the Board and filed with the Corporation's 2002 proxy statement. The Committee selects and employs on behalf of the Corporation, subject to ratification by the stockholders, a firm of independent public accountants to audit the Corporation's books and accounts for the applicable year, which firm is ultimately accountable to the Committee and the Board. The Committee's charter is being revised to reflect changes to comply with the Sarbanes-Oxley Act and the proposed Corporate Governance Listing Standards of the New York Stock Exchange (the "NYSE"). See the section titled "Corporate Governance" at page 10 for more information. The Committee members are Judith A. Sprieser, Chair, Robert L. Barnett, Keith A. Brown, Marvin E. Lesser, and John B. Schwemm, each of whom meets the independence requirements of the proposed rules of the SEC implementing the Sarbanes-Oxley Act and the current and proposed listing standards of the NYSE, on which the Common Stock is listed. The Committee held five meetings during 2002.

     The Compensation and Organization Committee reviews and makes recommendations to the Board with respect to management organization, succession and development programs, and the election of Corporation officers. The Committee reviews and approves Corporation officers' salaries, incentive compensation, and bonus awards. The Committee, or a subcommittee thereof, also makes the decisions required by a committee of the Board under all stock option and restricted and deferred stock plans which the Corporation has adopted or may adopt and approves and reports to the Board changes in salary ranges for all major position categories and changes in Corporation retirement plans, group insurance plans, investment plans, and management incentive compensation, bonus, and other benefit plans. The members of the Committee are David W. Fox, Chair,
W. Douglas Ford, Valerie B. Jarrett, John B. Schwemm, and Judith A. Sprieser. The Committee held four meetings during 2002.

     The Finance Committee provides review and oversight of and makes recommendations to the Board on the Corporation's financing requirements and programs to obtain funds; operating and capital expenditures budgets; relationships and communications with banks, other lenders and creditors, and stockholders; dividend policy; and acquisitions, divestitures, and significant transactions affecting the Corporation's capital structure and ownership. The Committee reports periodically to the Board on the funding and investment performance of qualified retirement plans of the Corporation and its subsidiaries and authorizes necessary or desirable changes in actuarial assumptions for funding those retirement plans. The Committee also considers such other matters as may be referred to it from time to time by the Board. The Committee members are James C. Cotting, Chair, Keith A. Brown, Lawrence M. Crutcher, David W. Fox, Marvin E. Lesser, and Judith A. Sprieser. The Committee held five meetings during 2002.

     The Corporate Affairs Committee reviews and recommends policies and programs important to the Corporation's position with those various constituencies whose understanding and goodwill are necessary to the Corporation's success. It reports periodically to the Board on the Corporation's activities in fulfilling its social responsibilities and complying with public policy. The members of the Committee are Robert L. Barnett, Chair, Keith A. Brown, James C. Cotting, Lawrence M. Crutcher, W. Douglas Ford, and Valerie B. Jarrett. The Committee held one meeting in 2002.

     The Governance Committee (formerly known as the Committee on Directors) makes recommendations to the Board concerning the size and composition of the Board and committees of the Board, recommends nominees for election or reelection as directors, and considers other matters pertaining to Board membership such as benefits and compensation of non-employee directors. The members of the Committee are Lawrence M. Crutcher, Chair, Robert L. Barnett, Valerie B. Jarrett, David W. Fox, Marvin E. Lesser, and Judith A. Sprieser. The Committee held two meetings during 2002.

     The Governance Committee will consider recommendations from Corporation stockholders of director nominee candidates. Such recommendations must be in writing and must include a brief account of the individual's business experience during the past five years, including principal occupations and employment during that period and the name and principal business of any corporation or other organization of which that individual is a director. Such recommendations should be sent to the Governance Committee, attention of the Corporate Secretary, at the principal office of the Corporation. Recommendations may be submitted at any time but will not be considered by the Committee in connection with the annual meeting of a given year unless received on or before December 1 of the prior year.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information known to the Corporation regarding beneficial ownership of the Corporation's Common Stock as of the Record Date by each director and each of the executive officers identified in the Summary Compensation Table and by all of its directors and executive officers as a group (26 persons). Information in the table is derived from SEC filings made by such persons under Section 16(a) of the Securities Exchange Act of 1934, as amended, and other information received by the Corporation. The totals include shares that such individuals have the right to acquire within 60 days of the Record Date through the exercise of stock options and restricted stock subject to risk of forfeiture. Any equivalent shares allocated to the accounts of the individuals identified in the Summary Compensation Table and other executive officers under the USG Corporation Investment Plan also are included.

                                   SHARES BENEFICIALLY      OPTION SHARES
                                    OWNED, EXCLUDING       EXERCISABLE NOW                  PERCENT
              NAME                    OPTIONS(A)(B)       OR WITHIN 60 DAYS      TOTAL      OF CLASS
              ----                 -------------------    -----------------    ---------    --------
Robert L. Barnett................          6,126                     --            6,126         *
Edward M. Bosowski...............         19,306                103,500          122,808         *
Keith A. Brown(c)................        139,323                     --          139,323         *
James C. Cotting.................          5,544                     --            5,544         *
Lawrence M. Crutcher(d)..........         12,832                     --           12,832         *
Raymond T. Belz..................         15,318                 46,000           61,318         *
Richard H. Fleming...............         39,119                174,000          213,119         *
William C. Foote(e)..............         62,310                275,000          337,310         *
W. Douglas Ford..................          3,661                     --            3,661         *
David W. Fox.....................          7,778                     --            7,778         *
Valerie B. Jarrett...............          4,556                     --            4,556         *
Marvin E. Lesser.................          6,665                     --            6,665         *
James S. Metcalf.................         15,832                 67,000           82,832         *
John B. Schwemm..................          6,163                     --            6,163         *
Judith A. Sprieser...............          4,725                     --            4,725         *
All directors and executive
  officers as a group (26
  persons), including the
  directors and executives named
  above..........................        404,181              1,053,000        1,460,935      3.39%

---------------
 *  Less than one-percent.

(a) Includes restricted stock grants subject to risk of forfeiture granted to the following executive officers: Mr. Bosowski, 7,000 shares; Mr. Belz, 7,000 shares; Mr. Fleming, 11,000 shares; Mr. Foote, 10,000 shares; Mr. Metcalf, 10,000 shares; all executive officers as a group, 85,000 shares.

(b) Includes deferred stock units under the Stock Compensation Program for Non-Employee Directors, as follows: Mr. Cotting, 2,540 units; Ms. Jarrett, 3,105 units; and Mr. Lesser, 3,834 units. See the section titled "Director Compensation" at page 17 for more information.

(c) Includes 135,715 shares held by trusts of which Mr. Brown is a trustee.

(d) Includes 5,990 shares held by Mr. Crutcher as trustee for the benefit of his adult children, in which shares he disclaims beneficial ownership.

(e) Includes 5,000 shares held by Mr. Foote's spouse, Kari H. Foote, and 400 shares held for the benefit of his minor children, in which shares he disclaims beneficial ownership.

                       SECTION 16(a) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires that the Corporation's executive officers, directors and greater than 10% owners file reports of ownership and changes of ownership of Common Stock with the SEC and the NYSE. Based on a review of such reports filed during 2002, the Corporation believes that all filing requirements were met during the year, except that Keith A. Brown filed a report on Form 4 in December 2002, showing a private transaction between his wife and a third-party in the month of August 2002.

                    INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

     On June 25, 2001, the Corporation and 10 of its U.S. subsidiaries filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. As a result, all of the executive officers have been associated with a corporation that filed a petition under the general bankruptcy laws within the last five years.

                              CORPORATE GOVERNANCE

     In 2002 the Sarbanes-Oxley Act was enacted and the NYSE proposed new corporate governance standards for companies listed on the NYSE. Each of these developments, when fully effective through regulations adopted by the SEC, will bring significant changes to corporate governance requirements for public companies in the U.S. In anticipation of these changes, the Corporation is in the process of preparing, and ultimately will adopt, several new or revised governing documents, including revised Corporate Governance Guidelines, separate charter documents for each of its Board committees and a Code of Conduct for Directors, officers and other employees. The Corporation expects to complete and publish these items after both the final regulations under the Sarbanes-Oxley Act become effective and the NYSE listing standards are promulgated through SEC regulation, currently expected to be completed sometime during 2003.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The discussion that follows has been prepared based on the actual compensation paid and benefits provided by the Corporation during the periods indicated to the Chief Executive Officer and the four other most highly compensated executive officers of the Corporation (collectively, the "Named Executives") during 2002. This data is not necessarily indicative of the compensation and benefits that may be provided to such persons in the future.

                           SUMMARY COMPENSATION TABLE

     The following table summarizes for the years indicated the compensation awarded to, earned by, or paid to, the Named Executives for services rendered in all capacities to the Corporation and its subsidiaries.

                                             ANNUAL COMPENSATION               LONG-TERM COMPENSATION AWARDS
                                     ------------------------------------   ------------------------------------
                                                                OTHER       RESTRICTED
                                                                ANNUAL        STOCK      OPTIONS/    ALL OTHER
          NAME AND                    SALARY      BONUS      COMPENSATION     AWARDS       SARS     COMPENSATION
     PRINCIPAL POSITION       YEAR     ($)        ($)(A)        ($)(B)        ($)(C)       (#)         ($)(D)
----------------------------  ----   --------   ----------   ------------   ----------   --------   ------------
William C. Foote              2002    895,000    2,297,752      71,478              --        --       10,400
  Chairman, President and     2001    880,417      648,875      94,625              --    80,000        1,333
  Chief Executive Officer     2000    808,334      193,463      69,729              --    20,000       21,759
Richard H. Fleming            2002    455,000      961,190          --              --        --       10,116
  Executive Vice President    2001    431,250      284,375          --              --    40,000        1,333
  and Chief Financial
  Officer                     2000    370,000       62,813          --              --     8,000        8,588
Edward M. Bosowski            2002    380,000      802,753      51,357              --        --       10,163
  Senior Vice President,      2001    370,626      237,500      99,250              --    40,000        1,333
  Corporate Strategy and      2000    320,000       55,275          --              --     6,000        6,796
  Marketing; President, USG
  International
James S. Metcalf              2002    352,500      732,375          --              --        --       10,203
  Senior Vice President;      2001    297,293      196,875      61,771              --    40,000        1,333
  President, Building
  Systems                     2000    233,334       72,840          --              --     4,000        4,721
Raymond T. Belz               2002    340,000      718,253      70,166              --        --       10,188
  Senior Vice President,      2001    317,085      178,500          --              --    17,000        1,333
  Financial Operations        2000    261,670       39,949          --              --     4,000        5,638

---------------
(a) Reflects payments arising from cash award opportunities under the Corporation's Annual Management Incentive Program in 2000 and 2002 and payments under the Key Employee Retention Plan (as discussed below) in 2001 and 2002. The Named Executives received no payments under the Annual Management Incentive Plan in 2001.

(b) Mr. Foote's Other Annual Compensation included $34,250 for club fees and dues in 2001; Mr. Bosowski's included $16,116 for supplemental insurance and $14,448 in automobile allowance in 2002 and $54,113 in club fees and dues in 2001; Mr. Metcalf's included $33,300 for club fees and dues in 2001. No other Named Executive had perquisites and other personal benefits aggregating the lower of $50,000 or 10 percent of salary and bonus for 2002, 2001 or 2000.

(c) There were no performance-based or time-vested restricted stock awards to any Named Executives during 2002. The aggregate restricted stock holdings of each of the Named Executives as of December 31, 2002, and the value of those holdings on that date are presented in the table below. Restricted stock is eligible for any dividend paid on shares of Common Stock; however, there have been no dividends paid on the Corporation's Common Stock since before the filing of its Chapter 11 cases in 2001, and there is no expectation that any will be paid during the pendency of the Chapter 11 cases.

     Performance-based restricted stock awards made on January 2, 2000 (previously reported in the Long-Term Incentive Plan table), were not earned because performance criteria (cumulative USG shareholder return in relation to a group of 13 building material companies for the three fiscal years ended December 31, 2002) were not attained and resulted in forfeitures on February 12, 2003, as presented in the following table.

                                                                 PERFORMANCE-BASED
                       RESTRICTED STOCK    VALUE OF RESTRICTED   RESTRICTED STOCK    RESTRICTED STOCK
                            HELD ON           STOCK HELD ON        FORFEITED ON          HELD ON
NAME                   DECEMBER 31, 2002    DECEMBER 31, 2002    FEBRUARY 12, 2003    MARCH 19, 2003
----                   -----------------   -------------------   -----------------   ----------------
William C. Foote            40,000              $338,000              30,000              10,000
Richard H. Fleming          23,000              $194,350              12,000              11,000
Edward M. Bosowski          17,000              $143,650              10,000               7,000
James S. Metcalf            18,000              $152,100               8,000              10,000
Raymond T. Belz             13,000              $109,850               6,000               7,000

---------------
(d) All other Compensation for the Named Executives for each year consisted solely of matching contributions from the Corporation to defined contribution plans.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

     No SARs or stock options were granted in 2002.

    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                              OPTION/SAR VALUES(a)

                                                              NUMBER OF SECURITIES
                                   NUMBER OF                       UNDERLYING               VALUE OF UNEXERCISED
                                     SHARES                 UNEXERCISED OPTIONS/SARS      IN-THE-MONEY OPTIONS/SARS
                                   UNDERLYING                  AT FISCAL YEAR-END            AT FISCAL YEAR-END
                                    OPTIONS      VALUE     ---------------------------   ---------------------------
                                   EXERCISED    REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
             NAME                     (#)         ($)          (#)            (#)            ($)            ($)
-------------------------------    ----------   --------   -----------   -------------   -----------   -------------
William C. Foote...............        0           0         275,000           0              0              0
Richard H. Fleming.............        0           0         174,000           0              0              0
Edward M. Bosowski.............        0           0         103,500           0              0              0
James S. Metcalf...............        0           0          67,000           0              0              0
Raymond T. Belz................        0           0          46,000           0              0              0

---------------
(a) No SARs were outstanding and no stock options were exercised.

             LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

     No awards were made in 2002.

Employment Agreements

     In order to assure continued availability of services of the Named Executives, the Corporation has entered into employment agreements (the "Employment Agreements") with each of the Named Executives that have terms expiring on December 31, 2004. The Employment Agreements include an automatic renewal feature that renews the Employment Agreement for successive two-year terms unless the Corporation elects not to renew not less than 120 days before the expiration of the current term.

     The Employment Agreements provide for minimum annual salaries at the current rate to be paid at normal pay periods and at normal intervals to such Named Executives, with the minimum annual salaries deemed increased concurrently with salary increases authorized by the Compensation and Organization Committee of the Board. The Employment Agreements require that each Named Executive devote full attention and best efforts during the term of such agreement to the performance of assigned duties. A Named Executive discharged without cause or constructively discharged by the Corporation during the term of an Employment Agreement may elect to be treated as a continuing employee under such agreement, with salary continuing at the minimum rate specified in such agreement or at the rate in effect at the time of discharge, if greater, for the balance of the term of the Employment Agreement or for a period of two years, whichever is greater. In the event of any such salary continuation, certain benefits will be continued at corresponding levels and for the same period of time. The Corporation is obligated to reimburse a Named Executive for all reasonable legal fees incurred in order to enforce an Employment Agreement for a right or benefit wrongfully denied by the Corporation. If a Named Executive becomes disabled during the term of an Employment Agreement, compensation continues for the unexpired term of the Employment Agreement at the rate in effect at the inception of the disability. In the event of a Named Executive's death during the term of an Employment Agreement, one-half of the full rate of compensation in effect at the time of death will be paid to the Named Executive's beneficiary for the remainder of the unexpired term of the Employment Agreement.

     Each Named Executive has undertaken, during the term of such Employment Agreement and for a period of 18 months thereafter, not to (i) participate, directly or indirectly, in any enterprise that competes with the Corporation or any of its subsidiaries in any line of products in any region of the United States, or (ii) interfere in any way with the relationship between the Corporation and any of its employees or any person or entity doing business with the Corporation. Each Named Executive has also agreed to never use for personal benefit or the benefit of others or disclose to others any of the Corporation's confidential information except as required by the performance of duties under an Employment Agreement.

Termination Compensation Agreements

     The Corporation is a party to termination compensation agreements (the "Termination Compensation Agreements") with the Named Executives that have terms expiring on December 31, 2004, with an automatic renewal feature which renews the Termination Compensation Agreements for successive two-year terms unless the Corporation elects not to renew not less than 120 days before the expiration of the current term. A Named Executive's agreement terminates upon retirement.

     The Termination Compensation Agreements provide certain benefits in the event of a "change in control" and termination of employment within three years thereafter or prior to the Named Executive attaining age 65, whichever is earlier, but only if such termination occurs under one of several sets of identified circumstances. Identified circumstances include termination by the Corporation other than for "cause" and termination by the Named Executive for "good reason." Each "change in control" will begin a new three-year period for the foregoing purposes. Under the agreements: (i) a "change in control" is deemed to have occurred, in general, if any person or group of persons acquires beneficial ownership of 20% or more of the combined voting power of the Corporation's then outstanding voting securities, if there is a change in a majority of the members of the Board within a two-year period and in certain other events, (ii) the term "cause" is defined as, in general, the willful and continued failure by the Named Executive substantially to perform his or her duties after a demand for substantial performance has been delivered or the willful engaging of the Named Executive in misconduct which is materially injurious to the Corporation, and (iii) "good reason" for termination by a Named Executive means, in general, termination subsequent to a change in control based on specified changes in the Named Executive's duties, responsibilities, titles, offices or office location, compensation levels and benefit levels or participation.

     The benefits include payment of full base salary through the date of termination at the rate in effect at the time of notice of termination, payment of any unpaid bonus for a past fiscal year and pro rata payment of bonus for the then current fiscal year, and continuation through the date of termination of all stock ownership, purchase and option plans and insurance and other benefit plans. In the event of a termination giving rise to benefits under the agreements, the applicable Named Executive will be entitled to payment of a lump sum amount equal to 2.99 times the sum of (i) the then annual base salary, computed at 12 times the then current monthly pay, and (ii) the full-year position par bonus for the then current fiscal year, subject to all applicable federal and state income taxes. In the event a lump sum payment would constitute a "parachute payment" under the Internal Revenue Code, it may be decreased by the smallest amount that would eliminate the parachute payment unless the decrease would be 10% or more of the payment, in which case it shall not be decreased but rather increased by a gross-up amount to provide for applicable federal excise taxes related to such payment. The Corporation is required to maintain in full force and effect until the earlier of (i) three years after the date of any termination that gives rise to benefits under any of the agreements, and (ii) commencement by the Named Executive of full-time employment with a new employer, all employee welfare plans and arrangements in which the Named Executive was entitled to participate immediately prior to termination in a manner which would give rise to benefits under the agreements, provided that if such participation is barred, the Corporation will be obligated to provide substantially similar benefits. In the event of any termination giving rise to benefits under the agreements, the Corporation is required to credit the applicable Named Executive with three years of benefit and credited service in addition to the total number of years of benefit and credited service the Named Executive accrued under the USG Corporation Retirement Plan. See the section titled "Retirement Plans" at page 17. A Named Executive with a total of less than five years of credited service following such crediting will nonetheless be treated as if fully vested under that Plan, but with benefits calculated solely on the basis of total benefit service.

     The Corporation is obligated to reimburse all legal fees and expenses incurred by a Named Executive as a result of a termination that gives rise to benefits under an agreement, including all fees and expenses incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided under such agreement. No amounts are payable under the agreements if the Named Executive's employment is terminated by the Corporation for "cause" or if the Named Executive terminates his employment other than for "good reason."

     Immediately upon any change in control, the Corporation will establish a so-called "rabbi trust" to provide a source of payment for benefits payable under the agreements and will immediately thereafter deposit with the trustee under the trust an amount reasonably estimated to be potentially payable under all such agreements. In the event that the assets of the trust prove insufficient to provide for benefits payable under the agreements, the shortfall would be paid directly by the Corporation from its general assets.

     The Employment Agreements and the Termination Compensation Agreements described above are executory contracts (i.e., contracts that remain to be performed by each party to the contract) under the Bankruptcy Code and are subject to assumption or rejection only with approval of the Bankruptcy Court. As of the date of this Proxy Statement, no motion has been filed seeking either to assume or reject these agreements.

Chapter 11 Related Compensation Plans

     On September 20, 2001, the United States Bankruptcy Court for the District of Delaware approved the Corporation's request for authority to implement (i) a key employee retention plan (the "Key Employee Retention Plan"), and (ii) a severance plan for senior executives (the "Severance Plan"). These two plans, or "Key Employee Programs," are designed to provide key employees, including the Named Executives, with competitive financial incentives to remain in their current positions with the Corporation or its subsidiaries through the conclusion of the Chapter 11 cases and to assume the additional administrative and operational burdens imposed by the Chapter 11 cases.

Key Employee Retention Plan

     The Key Employee Retention Plan entitles eligible employees to a cash payment equal to a specified percentage of their annual base salary payable in semi-annual installments in return for continued employment with the Corporation or its subsidiaries. To be eligible for a retention payment, a participant must be an employee in good standing on the last day of the semi-annual period. The retention payment percentages range from 30% to 170% on an annual basis. For certain participants, a portion of the awards become payable only if the participant remains employed in good standing as of June 30, 2004 (the "Termination Date").

     The Court has granted authority to implement the plan for a period of up to three years from the date of filing of the Chapter 11 cases through and including the earlier of (i) emergence from bankruptcy, or (ii) the Termination Date. The Key Employee Retention Plan covers approximately 225 employees, including the Named Executives.

Severance Plan.

     The Severance Plan establishes severance benefits for participants in the event of involuntary termination, without cause, on or prior to December 31, 2004.

     The Severance Plan, which establishes severance benefits for approximately 17 senior executives, including the Named Executives, provides that senior executives who suffer an employment loss may elect one of two options: (a) the Corporation provides the senior executive with base salary and par incentive under the annual management incentive program, continuing welfare benefits and certain stock option benefits for 24 months, or (b) the Corporation, within 30 days of receipt of a signed general release, pays the senior executive a lump sum calculated as follows: (i) a lump sum payment to the executive in an amount equal to one and one-half weeks of base salary for each full year of continuous service with the Corporation or its subsidiaries, subject to a minimum of two months salary, plus (ii) two weeks base salary at the rate in effect immediately prior to such termination date for each full $15,000 of annualized salary at the same rate, plus (iii) a lump sum cash payment equal to the cost of continuation of medical, vision and dental benefits.

     Senior executives eligible to receive benefits under the Severance Plan are not eligible to receive benefits under any other severance plan, employment agreement or termination compensation agreement.

Retirement Plans

     The following table shows the annual pension benefits on a straight-life annuity basis for retirement at normal retirement age under the terms of the Corporation's contributory retirement plan (the "Retirement Plan"), before the applicable offset of one-half of the primary Social Security benefits at time of retirement. The table has been prepared for various compensation classifications and representative years of benefit service under the Retirement Plan. Each participating employee contributes towards the cost of his or her retirement benefit. Retirement benefits are based on the average rate of annual covered compensation during the three consecutive years of highest annual compensation in the 15 years of employment immediately preceding retirement. Participants become fully vested after five years of continuous credited service.

                             RETIREMENT PLAN TABLE

                                         YEARS OF BENEFIT SERVICE
       COVERED          ----------------------------------------------------------
     COMPENSATION          20          25          30          35           40
     ------------       --------    --------    --------    --------    ----------
$ 200,000.............  $ 64,000    $ 80,000    $ 96,000    $112,000    $  128,000
   400,000............   128,000     160,000     192,000     224,000       256,000
   600,000............   192,000     240,000     288,000     336,000       348,000
   800,000............   256,000     320,000     384,000     448,000       512,000
 1,000,000............   320,000     400,000     480,000     560,000       640,000
 1,200,000............   384,000     480,000     576,000     672,000       768,000
 1,400,000............   448,000     560,000     672,000     784,000       896,000
 1,600,000............   512,000     640,000     768,000     896,000     1,024,000

     The Named Executives participate in the Retirement Plan. The full years of continuous credited service of the Named Executives at December 31, 2002, were as follows: Mr. Foote, 19; Mr. Fleming, 29; Mr. Bosowski, 26; Mr. Metcalf, 22 and Mr. Belz, 38. Compensation under the Retirement Plan includes salary, Key Employee Retention Plan payments and cash incentive compensation for the year in which payments are made as set forth in the Summary Compensation Table above.

     Pursuant to a supplemental retirement plan, the Corporation has undertaken to pay any retirement benefits otherwise payable to certain individuals, including the Named Executives, under the terms of the Corporation's contributory Retirement Plan but for provisions of the Internal Revenue Code limiting amounts payable under tax-qualified retirement plans in certain circumstances. The Corporation has established a so-called "rabbi trust" to provide a source of payment for benefits under this supplemental plan. Amounts are deposited in this trust from time to time to provide a source of payments to participants as they retire. In addition, the Corporation has authorized establishment by certain individuals, including the Named Executives, of grantor trusts owned by such individuals to hold accrued benefits under the supplemental plan as a means of assuring the security of such benefits.

Director Compensation

     Directors who are not employees of the Corporation currently are entitled to receive a retainer of $12,000 per quarter plus a fee of $1,600 for each Board or Board committee meeting attended, together with reimbursement for out-of-pocket expenses incurred in connection with attendance at meetings. A non-employee director chairing a committee is entitled to receive an additional retainer of $1,600 per quarter for each such chair. Directors may elect to receive some or all of the retainers, as well as meeting fees and chair retainers, in cash or in the form of deferred stock units which will increase or decrease in value in direct relation to shares of Common Stock and be paid in cash upon termination of Board service (the 'Deferred Stock Units"). Additional compensation to individual directors for assistance to management in planning or preparing for Board and Committee meetings or other Board-related projects at a rate commensurate with the meeting fees may be paid to non-employee directors. Non-employee directors also receive an annual grant of 500 shares of common stock (prorated in the event of less than one year's service) on July 1 each year. Directors may elect to defer the annual grant or all or portions of their cash compensation into Deferred Stock Units. No director of the Corporation has received any compensation of any kind for serving as a director while also serving as an officer or other employee of the Corporation or any of its subsidiaries.

               COMPENSATION AND ORGANIZATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

     The Compensation and Organization Committee of the Board (the "Committee"), which is composed entirely of independent, non-employee directors, has overall responsibility for the Corporation's executive compensation programs. The Committee approves the policy and design of all compensation plans covering executive officers and approves performance goals, position values, base salary ranges and increases, incentive opportunity awards and payouts, stock-based awards and related executive compensation programs.

     The Corporation's executive compensation strategy has been designed to reward executives that lead the Corporation in achieving its financial and strategic business objectives. Accordingly, executive compensation programs are designed to promote the linkage of pay to corporate performance and the alignment of the interests of the Corporation's executives with that of its stockholders. This philosophy encompasses the following guiding principles:

          1. A significant portion of the total compensation opportunity is variable and dependent upon the Corporation's operating and financial performance.

          2. Compensation programs are designed to drive and reinforce the attainment of short-term operational objectives through annual incentive cash awards. Compensation levels are increased when established performance goals are exceeded and reduced when established targets are not achieved.

          3. The programs provide overall compensation opportunities that are at competitive levels with comparably sized industrial companies.

          4. With the Corporation's filing of its Chapter 11 cases, the element of employee retention has become a paramount consideration in the compensation strategy of the Corporation and the Key Employee Retention Plan has replaced the long term equity program.

     The components of the Corporation's executive compensation program have in general comprised base salary, annual incentive cash awards, and a long-term equity program. With the filing of the Chapter 11 cases, the Corporation has added the Key Employee Retention Plan to replace the long-term equity program as a compensation device during Chapter 11 and to assure retention of management over the longer term.

     Each year, the Committee conducts a comprehensive evaluation of the Corporation's executive compensation programs. For 2002, the Committee compared the Corporation's salary and incentive programs with participant information from five national compensation surveys with survey populations of 400 to 1,800 companies (of which 50 to 90 were companies with similar annual revenues of approximately $3 billion). The Committee also reviewed annualized option grant values and cash incentive programs of a peer group of over 386 organizations. (The peer groups reviewed for compensation purposes are significantly broader than the Building Materials Group used in the graph of cumulative stockholder return included in this proxy statement, with any overlapping coincidental. The former groups are utilized to assess compensation practices and trends among other corporations generally, and comparably-sized companies specifically, with which the Corporation competes for executive talent, while the latter group was selected to reflect business compatibility in stockholder return comparisons.) In addition, the Committee considers recommendations from the Corporation's Human Resources Department, which works closely with independent compensation consultants. In reviewing the compensation of executives other than the Chief Executive Officer, the Committee also considers the Chief Executive Officer's counsel and recommendations.

Base Salaries

     Except for corporate officers, salary band ranges are established each year. The amount and timing of individual salary increases vary based upon performance rating and contribution, current salary relative to midpoint for the established salary range, and the annual salary budget allotment.

     Market rates, in lieu of salary ranges, are utilized as managing points for the base salaries of corporate officers. Market rates for each of the positions (at the approximate 60th percentile of salaries for comparable positions) were determined using survey data from independent compensation consultants. Where necessary an adjustment is made, either up or down to take into account relevant internal factors including impact on the Corporation and relative scope of the position that may not be reflected in the survey data. Base salaries for corporate officers are reviewed by the Committee annually and merit increases are made (if warranted by personal performance, job description and market rates) as of a common date. No merit salary increases were made for corporate officers in 2002.

Annual Incentive Cash Awards

     The Corporation's executive officers are eligible for annual incentive cash awards under the provisions of the Annual Management Incentive Program. Approximately 250 officers and managers with position values above a specified threshold were eligible to participate in the program in 2002. The program provides for cash awards based upon the achievement of established, quantifiable operational and financial objectives designed to enhance the Corporation's overall performance. A lesser incentive award is paid for financial goal achievement above threshold but below target and an increased incentive award is paid for goal achievement above target. Each Named Executive has an annual incentive opportunity (target) which is expressed as a percentage of annualized salary and varies with the participant's level of management accountability. Program measurements for 2002 were based upon attainment of an earnings goal and the attainment of strategic focus objectives derived from the formal planning process. The Program also provides for an adjustment, either upward or downward, for personal performance (except in the case of corporate officers) to determine an annual management incentive award. Maximum awards are capped at 200% of target. Annual goals are reviewed and approved by the Committee. Awards are approved by the Committee following its written certification of goal attainment and are payable in cash.

Long-Term Equity Program

     As a method of providing enhanced retention value for the long-term equity program and before development of the Key Employee Retention Plan for this purpose, the Corporation has in the past made time-vested grants to select managers and executives for retention and motivational purposes during the succeeding several years; however, no time-vested or performance based restricted shares or non-qualified stock options were granted to any executive or senior manager in 2002.

Key Employee Retention Plan

     Due to the impact of the Corporation's filing of the Chapter 11 cases, the benefits of the long-term equity program cannot be realized at present nor for the foreseeable future. Therefore, the Corporation adopted the Key Employee Retention Plan in 2001 to achieve the primary goal of preservation and enhancement of enterprise value by keeping employees focused on their jobs and minimizing the loss of key managers. The Key Employee Retention Plan is comparable to plans adopted in other pending Chapter 11 cases involving other building materials companies. As approved by the Court, the Key Employee Retention Plan will be in place for up to three years from the date of filing of the Chapter 11 cases through the earlier of emergence from Chapter 11 or June 30, 2004. The Key Employee Retention Plan covers approximately 225 employees, including the Named Executives.

Limitations on Compensation Deductibility

     The primary objective of the Corporation's compensation programs is to maximize the value of its businesses by encouraging and rewarding superior operating performance. The Committee has reviewed the effect on the Corporation's executive compensation programs of certain provisions of the Internal Revenue Code. These provisions limit the deduction of annual compensation that is not deemed performance-based in excess of $1 million paid to its Chief Executive Officer and four other most highly compensated executive officers. Regular salaries, Key Employee Retention Plan payments, restricted stock awards, and annual incentive cash awards earned by the Named Executives do not qualify as performance-based under the applicable provisions of the Internal Revenue Code. Compensation to the Named Executives in connection with exercises of stock options would be exempt from the calculation of covered compensation subject to the deduction limitation.

                THE CHIEF EXECUTIVE OFFICER'S 2002 COMPENSATION

     In 2002, the compensation for William C. Foote consisted principally of salary of $895,000, an annual incentive plan payment of $1,000,000, and a Retention Plan payment of $1,297,752.

Base Salary

     Mr. Foote's 2002 annual base salary of $895,000 was established by Committee in February, 2001. In determining his base salary at that time, the Committee considered the base salaries of chief executive officers of comparably sized industrial companies. In addition, the committee considered the Corporation's operating performance in 2000, and Mr. Foote's tenure and individual performance as Chief Executive Officer, including execution of the Corporation's principal executive assignment and leadership in development of strategic and financial plans and legal affairs. Currently, Mr. Foote's base salary ranks in the 52nd percentile of the survey group. Mr. Foote did not receive a salary adjustment in 2002.

Annual Management Incentive Plan

     Mr. Foote's 2002 Annual Management Incentive Program award was determined on the basis of the Corporation's overall achievement versus previously determined goals described earlier in this report. Mr. Foote's 2002 annual incentive opportunity (target) was expressed as 70%, or $626,500, of the annualized salary for his position as discussed above. The corporate goal achievement for 2002 described earlier resulted in an award of 160% of target, or $1,000,000, to Mr. Foote. Under the terms of the Omnibus Management Incentive Plan all payments thereunder are subject to an annual maximum of $1 million, which was the amount received by Mr. Foote in 2002.

Long-Term Compensation

     Mr. Foote did not receive any long-term compensation in 2002 other than the payments under the Key Employee Retention Plan described below.

Key Employee Retention Plan

     In keeping with the primary goal of the Corporation's compensation strategy to maintain and enhance enterprise value by keeping employees focused on their jobs and minimizing the loss of key managers, Mr. Foote's long-term compensation for 2003 and the first half of 2004 will consist of Key Employee Retention Plan payments. The payments for 2002 were $1,297,752.

     The Committee believes that the Corporation's executive compensation program provides competitive opportunities for executives who contribute to the success of the Corporation. The Committee intends to continue the policy of linking a portion of executive compensation to corporate performance and will monitor the effectiveness of the program and institute changes as it deems appropriate to promote policy goals.

     This report is submitted by the members of the Compensation and Organization Committee:

     David W. Fox, Chair
     W. Douglas Ford
     Valerie B. Jarrett
     John B. Schwemm
     Judith A. Sprieser

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors has:

     - Reviewed and discussed the audited financial statements with management;

     - Discussed with Deloitte & Touche LLP, the Corporation's independent public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61; and

     - Received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, and has discussed with Deloitte & Touche LLP its independence and has considered whether the provision of non-audit services by Deloitte & Touche LLP is compatible with maintaining its independence.

     In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2002.

     This report is submitted by the members of the Audit Committee:

     Judith A. Sprieser, Chair
     Robert L. Barnett
     Keith A. Brown
     Marvin E. Lesser
     John B. Schwemm

                            AUDIT AND NON-AUDIT FEES

     For the year ended December 31, 2002, the following fees were billed to the Corporation for the indicated services:

- Audit Fees                                                  $988,000
- Financial Information Systems Design                        $      0
- All Other Fees:
  - Fees for Bankruptcy Related Services                      $ 94,000
  - Other Non-audit Fees                                      $813,000

     Arthur Andersen LLP performed audit services for the Corporation during the first quarter of 2002 and until May 7, 2002 (as discussed more fully in the section titled "Change in Auditors" immediately following) and the fees totaling $84,000 are included in the totals reported for 2002.

                               CHANGE IN AUDITORS

     The Audit Committee annually selects the independent public accountants. On May 7, 2002, the Audit Committee dismissed Arthur Andersen LLP ("Andersen") as the Corporation's independent public accountants and engaged Deloitte & Touche LLP to serve as the independent public accountants for the year ending December 31, 2002.

     Andersen's reports on the Corporation's consolidated financial statements for each of the two fiscal years ending December 31, 2001, did not contain adverse opinions or disclaimers of opinions, nor were they qualified or modified as to audit scope or accounting principles. Andersen's report did contain a qualification as to the Corporation's ability to continue as a going concern subsequent to its filing for Chapter 11 bankruptcy protection on June 25, 2001. In connection with its audits for the Corporation's two fiscal years ending December 31, 2001, and during the subsequent interim period through May 7, 2002, there were no disagreements between the Corporation and Andersen on any matter of accounting principles and practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to Andersen's satisfaction, would have caused Andersen to make reference to the subject matter of the disagreement in connection with its report on the Corporation's consolidated financial statements for such years or period. During the Corporation's two fiscal years ending December 31, 2001, and through May 7, 2002, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K. Andersen furnished the Corporation with a letter addressed to the SEC confirming that it agreed with the above statements made by the Corporation. A copy of the letter, dated May 13, 2002, was filed as Exhibit 16.1 to the Corporation's Current Report on Form 8-K, filed with the SEC on May 17, 2002.

                               PERFORMANCE GRAPH

     The following graph and table compare the cumulative total stockholder return on the Corporation's Common Stock with the Standard and Poor's 500 Index (the "S&P 500") and a peer group of companies in the building materials industry selected by the Corporation for purposes of comparison and described more fully below (the "Building Materials Group"), in each case assuming an initial investment of $100 and full dividend investment, for the five-year period ended December 31, 2002.
[PERFORMANCE GRAPH]

                                                     USG CORPORATION                 S&P 500            BUILDING MATERIALS GROUP
                                                     ---------------                 -------            ------------------------
1997                                                       100                         100                         100
1998                                                       104                         129                         108
1999                                                        97                         156                         102
2000                                                        47                         141                          89
2001                                                        12                         125                          96
2002                                                        18                          97                          85

------------------------------------------------------------------------------------------------------------------------
                          Dec. 31, 1997   Dec. 31, 1998   Dec. 31, 1999   Dec. 31, 2000   Dec. 31, 2001   Dec. 31, 2002
------------------------------------------------------------------------------------------------------------------------
 USG Corporation              $100            $104            $ 97            $ 47            $ 12             $18
 S&P 500                       100             129             156             141             125              97
 Building Materials
   Group                       100             108             102              89              96              85

All amounts rounded to nearest dollar.

     The Building Materials Group comprises the following 18 publicly traded companies in the building materials industry for all periods reflected in the performance graph, except as noted: Ameron International, Inc., Apogee Enterprises, Inc., Armstrong Holdings, Inc., Butler Manufacturing Co., Crane Co., Elcor Corp., Fluor Corp., International Aluminum Corp., Jannock, Ltd. (through 1999), Johns-Manville Corporation, a subsidiary of Berkshire Hathaway (through February 2001), Justin Industries (through 1999), Masco Corp., Morgan Products, Ltd. (through 1998), Morrison Knudsen Corp. (from mid-1996 through 1999; prior periods reflect returns of merger partner Washington Construction Group, Inc.), Owens-Corning, Perini Corp., PPG Industries, Inc., Thomas Industries, Inc., and TJ International, Inc. (through 1999).

     Bird Corporation, previously included in the Corporation's peer group of companies, has been omitted because more than five years has lapsed since its acquisition by a third-party.

                         RATIFICATION OF APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of Deloitte & Touche LLP, headquartered in Wilton, Connecticut, began examining the financial statements of the Corporation in 2002. The following resolution will be presented at the meeting to ratify the appointment by the Audit Committee of the firm of Deloitte & Touche LLP, as independent public accountants, to examine the financial statements of the Corporation for the current year ending December 31, 2003, and to perform other related accounting services.

     RESOLVED: That the appointment by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as independent public accountants of the Corporation for the current year ending December 31, 2003, is hereby ratified, approved, and confirmed.

     The Corporation has been advised by Deloitte & Touche LLP that no member of the firm has any financial interest, either direct or indirect, in the Corporation, or has any connection with the Corporation in any capacity other than that of public accountants. A member of Deloitte & Touche LLP will be present at the meeting to answer questions by stockholders and will have the opportunity to make a statement if he or she so desires.

                             ADDITIONAL INFORMATION

     The Corporation will bear the cost of the annual meeting and the cost of this proxy solicitation, including mailing costs. In addition to solicitation by mail, directors, officers, and regular employees of the Corporation may solicit proxies by telephone or otherwise, with no specific additional compensation to be paid for such services. The Corporation has retained Georgeson Shareholder Communications Corporation to assist in this solicitation at a fee of $9,500, plus reimbursement of normal expenses. The Corporation also will reimburse, upon request, all brokers and other persons holding Common Stock for the benefit of others for their reasonable expenses in forwarding the Corporation's proxy materials and any accompanying materials to the beneficial owners of Common Stock and in obtaining authorization from beneficial owners to give proxies.

     The Board does not know of any matter that will be presented for action at the annual meeting other than the matters identified in this proxy statement. If any other matter is properly presented for action, the individuals named in the proxy solicited by the Board intend to vote on it on behalf of the stockholders they represent in accordance with their best judgment.

                       DEADLINE FOR STOCKHOLDER PROPOSALS

     Stockholder proposals and nominations for directors intended for inclusion in the Corporation's proxy statement relating to the next annual meeting in May 2004 must be received by the Corporation no later than December 5, 2003. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the SEC. Under the Corporation's by-laws, proposals of stockholders not intended for inclusion in the proxy statement, but intended to be raised at the Corporation's regularly scheduled annual meeting of stockholders to be held on May 12, 2004, including nominations for election as directors of persons other than nominees of the Board of Directors, must be received no earlier than February 13, 2004, nor later than March 15, 2004, and must comply with the procedures outlined in the Corporation's by-laws, a copy of which is available upon request from the Corporate Secretary, 125 South Franklin Street, Chicago, Illinois 60606-4678.

                                           By order of the Board of Directors

                                           /s/ J. E. SCHAAL
                                           J. E. SCHAAL
                                           Corporate Secretary

Dated: April 4, 2003

Holder Account Number  C 1234567890     JNT

-----------------------------------------------------------------------------------------------------------------------------------
Proxy - USG Corporation
-----------------------------------------------------------------------------------------------------------------------------------

A  Election of Directors                            PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS.
1. YOUR BOARD OF DIRECTORS RECOMMENDS AVOTE FOR THE LISTED NOMINEES.

                                 FOR  WITHHOLD

01 - Keith A. Brown              [ ]    [ ]

02 - James C. Cotting            [ ]    [ ]

03 - W. Douglas Ford             [ ]    [ ]

04 - John B. Schwemm             [ ]    [ ]

B  RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
YOUR BOARD OF DIRECTORS RECOMMENDS AVOTE FOR THE FOLLOWING PROPOSAL.
                                                         For   Against  Abstain

2. Ratification of the appointment of Deloitte &         [ ]     [ ]      [ ]
   Touche LLP as independent public accountants
   for the year ending December 31, 2003

C  I PLAN TO ATTEND THE ANNUAL MEETING.                   [ ]

D  AUTHORIZED SIGNATURES - SIGN HERE - THIS SECTION MUST BE COMPLETED FOR YOUR INSTRUCTIONS TO BE EXECUTED.

Sign your name(s) EXACTLY as it or they appear ABOVE. If signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 - Please keep signature within the box    Signature 2 - Please keep signature within the box    Date (mm/dd/yyyy)
---------------------------------------------------   ---------------------------------------------------   ----------------------

---------------------------------------------------   ---------------------------------------------------   ----------------------

                                             6 U P X   H H H    P P P P    001802
----------------------------------------------------------------------------------------------------------------------------------

                                                                                               Meeting of Stockholders
[USG LOGO]                                                                                     of USGCorporation
                                                                                               May 14, 2003, 9:00 a.m.
                                                                                               Third Floor Business Library
                                                                                               125 South Franklin Street
                                                                                               Chicago, Ilinois

ADMISSION TICKET

YOU MUST PRESENT THIS TICKET (BOTTOM PORTION ONLY) TO A USG REPRESENTATIVE AT
THE ENTRANCE TO BE ADMITTED TO THE ANNUAL MEETING.

MR A SAMPLE                                                                    Holder Account Number
DESIGNATION (IF ANY)
ADD 1                                                                          C 1234567890     JNT
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

                                                                                000000  0000000000  0  0000

  [USG LOGO]                                                                    000000000.000 ext
                                                                                000000000.000 ext
                                                                                000000000.000 ext
  MR A SAMPLE                                                                   000000000.000 ext
  DESIGNATION (IF ANY)                                                          000000000.000 ext
  ADD 1                                                                         000000000.000 ext
  ADD 2                                                                         000000000.000 ext
  ADD 3
  ADD 4                                                                         Holder Account Number
  ADD 5
  ADD 6                                                                         C  1234567890     JNT


                                                                                [ ]  Mark this box with an X if you have made
                                                                                     changes to your name or address details above.

------------------------------------------------------------------------------------------------------------------------------------
ANNUAL MEETING PROXY CARD
------------------------------------------------------------------------------------------------------------------------------------

This proxy is solicited on behalf of the Board of Directors of USG Corporation for its Annual Meeting of Stockholders on
May 14, 2003

The undersigned hereby appoints William C. Foote and J. Eric Schaal and each or any of them, attorneys, with power of substitution and with powers the undersignedwouldpossess, if personally present, to vote all stock of the undersigned in USG CORPORATION at the annual meeting of stockholders of USG Corporation, third floor Business Library, 125 South Franklin Street, Chicago, Illinois on May
14, 2003, and any adjournment or postponement thereof, on the matters shown on the reverse side and as set forth in the accompanying
Notice of Annual Meeting of Stockholders and Proxy Statement.

PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE!  EXCEPT IF YOU VOTE BY TELEPHONE OR INTERNET.

(Continued and to be signed on reverse side.)

[ ]                                           5 U P X   H H H    P P P P    001802                                              +
------------------------------------------------------------------------------------------------------------------------------------

INTERNET AND TELEPHONE VOTING INSTRUCTIONS

Please refer to the following instructions to vote your shares by TELEPHONE (TOLL-FREE) or through the INTERNET. Telephone and
Internet voting records and authorizes voting of your shares the same as if you return your proxy card!

    TO VOTE USING THE TELEPHONE (WITHIN U.S. AND CANADA)                       TO VOTE USING THE INTERNET

    o Call FREE OF CHARGE from the United States or Canada by Touch Tone       o Go to the following web site:
      Phone at 1-877-233-3084 - 24 HOURS A DAY.                                WWW.COMPUTERSHARE.COM/US/PROXY

    o Enter the HOLDER ACCOUNT NUMBER (EXCLUDING THE LETTER "C") and           o Enter the information requested on your computer
      PROXY ACCESS NUMBER located below.                                         screen and follow the simple instructions.

    o Follow the simple recorded instructions.
                                                                               Direct Inquiries to:
    Option 1: To vote as the Board of Directors recommends on ALL proposals:   Computershare Investor Services
              Press 1.                                                         2 North LaSalle Street
                                                                               Chicago IL 60602
              When prompted, please confirm your vote by pressing 1.           Telephone 312.588.4993
                                                                               Facsimile 312.601.4356
    Option 2: If you choose to vote on EACH proposal separately, press 0       www.computershare.com
              and follow the simple recorded instructions.

HOLDER ACCOUNT NUMBER  C0123456789                                             PROXY ACCESS NUMBER  12345

IF YOU VOTE BY TELEPHONE OR THE INTERNET, PLEASE DO NOT MAIL BACK THIS PROXY CARD.

PROXIES SUBMITTED BY TELEPHONE OR THE INTERNET MUST BE RECEIVED BY 12:00 MIDNIGHT, CENTRAL TIME, ON MAY 13, 2003.

THANK YOU FOR VOTING.